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EXHIBIT 3(i).6

                          CERTIFICATE OF AMENDMENT OF
                          THE ARTICLES OF INCORPORATION
                                       OF
                               MAILKEY CORPORATION

        The undersigned President of Mailkey Corporation, a Nevada Corporation (the "Corporation"), pursuant to the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes, for the purposes of amending the Articles of Incorporation of the Corporation, does hereby certify as follows:

        That (i) the Board of Directors of the Corporation in a Unanimous Consent to Action in lieu of Special Meeting of the Board of Directors, and (ii) a majority of the shareholders of the Corporation in a Consent to Action in lieu of Special Meeting of the Stockholders, on MARCH 3, 2005 adopted resolutions to amend the Articles of Incorporation of the Corporation as follows:

Article I of the Articles of Incorporation is deleted in its entirety and hereby amended to read as follows:

                                   "ARTICLE I
NAME
----

The name of the Corporation is "IELEMENT CORPORATION."


Article IV of the Articles of Incorporation is deleted in its entirety and hereby amended to read as follows:

                                   "ARTICLE IV
STOCK
-----

        The number of shares the Corporation is authorized to issue is Two Billion Two Hundred Million (2,200,000,000) shares consisting of:

        (a) 2,000,000,000 shares of common stock, $0.001 par value per share ("Common Stock"); and

        (b) 200,000,000 shares of blank check preferred stock, $0.001 par value per share ("Blank Check Preferred Stock");

1.      COMMON STOCK

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        (a)     Voting. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of the Blank Check Preferred Stock by the Board of Directors, the Common Stock shall have exclusive voting rights on all matters requiring a vote of shareholders, voting together as one class.

        (b) Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to the terms expressly provided to the holders of the Blank Check Preferred Stock, or except as may be provided by the laws of the State of Nevada, the holders of Common Stock shall have exclusively all other rights of shareholders.

        (c) Pursuant to NRS 78.2055(3), if the Corporation proposes to decrease the number of issued and outstanding shares of a particular class or series of shares and such decrease would adversely affect the relative preference or rights of another class or series, the Corporation shall not be required to seek the approval of such other affected class or series.

        (d) Pursuant to NRS 78.207(3), if the Corporation proposes to decrease or increase the authorized shares of a particular class or series of shares and correspondingly increase or decrease the amount of issued and outstanding shares of the same class or series, and such decrease or increase would adversely affect the relative preference or rights of another class or series, the Corporation shall not be required to seek the approval of such other affected class or series.

2.      BLANK CHECK PREFERRED STOCK

        (a) Issuance. The Blank Check Preferred Stock may be issued from time to time in one or more series. Subject to the limitations set forth herein and any limitations prescribed by law, the Board of Directors is expressly authorized, prior to issuance of any series of Blank Check Preferred Stock, to fix by resolution or resolutions providing for the issue of any series the number of shares included in such series and the designations, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. Pursuant to the foregoing authority vested in the Board of Directors, subject to the laws of the State of Nevada, the Board of Directors is expressly authorized to determine with respect to each series of Blank Check Preferred Stock:

        (i) The designation or designations of such series and the number of shares (which number from time to time may be decreased by the Board of Directors, but not below the number of such shares then outstanding, or may be increased by the Board of Directors unless otherwise provided in creating such series) constituting such series;

        (ii) The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such

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dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such shares as participating or nonparticipating after the payment of dividends as to which such shares are entitled to any preference;

        (iii) The rights and preferences, if any, of the shareholders of such series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which amount may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and the status of the shares of such series as participating or nonparticipating after the satisfaction of any such rights and preferences;

        (iv) The full, limited or special voting rights, if any, to be provided for shares of such series, in addition to the voting rights provided by law;

        (v) The times, terms and conditions, if any, upon which shares of such series shall be subject to redemption, including the amount the shareholders of such series shall be entitled to receive upon redemption (which amount may vary under different conditions or at different redemption dates) and the amount, terms, conditions and manner of operation of any purchase, retirement or sinking fund to be provided for the shares of such series;

        (vi) The rights, if any, of shareholders of such series to convert such shares into, or to exchange such shares for, shares of any other class or classes or of any other series of the same class, the prices or rates of conversion or exchange, and adjustments thereto, and any other terms and conditions applicable to such conversion or exchange;

        (vii) The limitations, if any, applicable while such series is outstanding on the payment of dividends or making of distributions on, or the acquisition or redemption of, Common Stock or restrictions, if any, upon the issue of any additional shares (including additional shares of such series or any other series or of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation;

        (viii) The conditions or restrictions, if any, upon the issue of any of any other class) ranking on a parity with or prior to the shares of such series either as to dividends or upon liquidation; and

        (ix) Any other relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of shares of such series; in each case, so far as not inconsistent with the provisions of this Article of Incorporation or the laws of Nevada as then in effect.

3.      ISSUANCE OF CERTIFICATES

        The Board of Directors shall have the authority to issue shares of the capital stock of this Corporation and the certificates therefore subject to such transfer restrictions and

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other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

4.      DISTRIBUTION OF SHARES AS DIVIDEND

        The Board of Directors shall have the authority, in its sole discretion, to issue shares in one class or series of the Corporation's stock as a share dividend in respect of shares of another class irrespective of the existence of outstanding shares of the class or series to be issued."


Article VI of the Articles of Incorporation is deleted in its entirety and hereby amended to read as follows:


                                   "ARTICLE VI
DIRECTORS
---------

        The affairs of the corporations shall be governed by a Board of Directors in accordance with the Corporation's Bylaws and pursuant to the laws of the State of Nevada."


Article VIII of the Articles of Incorporation is deleted in its entirety and hereby amended to read as follows:

                                  "ARTICLE VIII
BYLAWS
------

        The initial Bylaws of the Corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the Bylaws, or adopt new Bylaws, shall be vested exclusively in the Board of Directors, except as otherwise may be specifically provided in the Bylaws."


The Articles of Incorporation are hereby amended to add the following language as Article XI:
                                   "ARTICLE XI
INDEMNIFICATION
---------------

        11.1 INDEMNIFICATION. The Corporation shall indemnify its directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the

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Corporation, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director's conduct was unlawful. The Corporation shall advance expenses for such persons pursuant to the terms set forth in the Bylaws, or in a separate Board resolution or contract.

        11.2 AUTHORIZATION. The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. It is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

        11.3 EFFECT OF AMENDMENT. No amendment or repeal of this Article shall apply to or have any effect on any right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal."